Exhibit 99.1

Genesee & Wyoming Australia Completes Acquisition of GRail, Issues 49% Equity Stake

DARIEN, Conn. – (Business Wire) – Genesee & Wyoming Inc. (G&W) (NYSE:GWR) announced today that Genesee & Wyoming Australia (GWA) has completed the acquisition of Glencore Rail (GRail) for A$1.14 billion and has concurrently issued a 49% equity stake in GWA to funds and clients managed by Macquarie Infrastructure and Real Assets (MIRA).

In conjunction with the acquisition of the GRail business, which includes nine train sets (30 locomotives and 894 wagons), a long-term, take-or-pay contract with Glencore Coal Pty Limited (GC) has been entered into, subject to existing agreements and certain limitations, to exclusively haul all coal produced at GC’s existing mines in the Hunter Valley to the Port of Newcastle.

The acquisition strengthens GWA’s nationwide footprint in Australia, adding a significant presence in the Hunter Valley coal supply chain and complementing GWA’s existing intermodal, agricultural and mining business in South Australia and the Northern Territory.

About G&W

Genesee & Wyoming owns or leases 121 freight railroads worldwide that are organized in 10 operating regions with approximately 7,200 employees and more than 2,800 customers.

•	G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.

•	G&W’s Australia Region provides rail freight services in New South Wales, including in the Hunter Valley, and in the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

This press release contains “forward-looking statements” relating to the proposed transaction by G&W and GWA. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in G&W’s Annual Report on Form 10-K for the most recently ended fiscal year. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE Genesee & Wyoming Inc.

CONTACT: Michael Williams, G&W Corporate Communications

1-203-202-8900

Web site: www.gwrr.com